Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Record

First Quarter- Net Sales

FORT LAUDERDALE, Fl., April 24, 2017 --Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today record first quarter net sales. For the first quarter of 2017 net sales were approximately $8.4 million, compared to approximately $6.8 million for the first quarter of 2016, an increase of approximately 24% or $1.6 million.

Ocean Bio-Chem. Peter Dornau commented, “We are especially pleased that for the second consecutive year the Company has achieved record first quarter sales. The increase in sales is a testimonial to the continuing growth of brand awareness and acceptance of our quality Star brite® and Star Tron® products.”

Mr. Dornau continued, “Our outlook for 2017 continues to be positive. With improving employment, lower gas prices and optimism in the US economy, we believe there is increased consumer spending on recreational sports, including water sports/boating and use of recreational vehicles (RV’s). In addition, improved boat and RV sales, helps drive additional revenues for the Company.”

Mr. Dornau concluded “The Company continues to invest in new products, consumer and trade advertising and customer marketing programs to drive sales increases. We are cautiously optimistic the strong sales trends will continue for the balance of 2017.”

The first quarter 2017 financial statements, on SEC Form 10-Q will be available at www.sec.gov by May 15, 2017.

About Ocean Bio-Chem, Inc.

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com, www.startron.com and www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our ability to continue to achieve favorable sales results and positive outlook for the balance of 2017, constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2016.

Contact:

Peter Dornau
CEO & President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280